COMPANY CONTACT: Jeff Magids Vice President of Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE
SilverBow Resources Announces First Quarter 2024 Financial and Operating Results
Results top consensus expectations driven by higher production and lower capital expenditures generating record quarterly EBITDA and strong quarterly free cash flow
Total debt reduced by $178 million since closing its South Texas acquisition in late 20231; First quarter 2024 leverage ratio of 1.35x2 lower than pre-acquisition announcement
Year-to-date outperformance leads to increase in full-year production expectations and free cash flow outlook
HOUSTON — May 1, 2024 — SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the first quarter of 2024. An updated corporate presentation has been posted to SilverBow’s website and can be accessed at www.sbow.com. The Company plans to host a conference call at 9 a.m. CT (10 a.m. ET) on Thursday, May 2, 2024. Participation details can be found within this release.
First Quarter 2024 Highlights:
•Reported average net production in the upper half of guidance of 91.4 thousand barrels of oil equivalent per day (“MBoe/d”) (46% oil/liquids); grew year-over-year net oil production by 116% to 24.5 thousand barrels of oil per day (“MBbls/d”); increases reflect the South Texas acquisition in late 2023 and ongoing gains in well productivity and cycle time efficiencies
•Invested $109 million in capital, approximately 20% below consensus expectations
•Generated a net loss of $16 million, or ($0.61) per diluted share (all per share amounts stated on a diluted basis), which includes a net unrealized loss on the value of the Company's derivative contracts of $90 million and advisory fees of approximately $5 million, non-GAAP Adjusted EBITDA of $200 million and non-GAAP free cash flow (“FCF”) of $56 million3
•Reduced total debt by $178 million since closing the South Texas acquisition in late 20231. Leverage ratio at the end of the first quarter was 1.35x2, less than SilverBow's leverage ratio prior to the acquisition announcement
•Enhanced 2024 outlook, raised full year production, FCF and debt reduction expectations:
◦Production expectations raised 5% to a midpoint of 94 MBoe/d, with oil/liquids representing 48% of volumes

◦FCF estimate increased $50 million, or 36%, to a midpoint of $188 million
◦The Company further optimized its planned 2024 investments and is now allocating 85% of capital to higher-return oil and liquids developments. Full year capital program of $470 - $510 million remains unchanged
◦Lowered expected year-end leverage ratio to approximately 1.25x on accelerated debt paydown and expect to attain long-term target of less than 1.0x in 2025
•Through multiple transactions over the last three years and culminating with a recent acreage trade, SilverBow has assembled a contiguous 25,000 gross acre position in the liquids-rich window of the Eagle Ford. The Company has drilled six wells on the position with well results and returns exceeding expectations. This position holds an estimated 150-plus high-return development locations. SilverBow plans to drill 10-12 additional wells on the asset this year
•Implemented a successful refrac program with initial wells demonstrating internal rates of return of more than 100%. SilverBow has identified more than 100 refrac opportunities and plans additional refracs in 2024
•The Company drilled its first horseshoe (U-shaped) well in the Austin Chalk, proving its ability to capture significant upside through development of complex acreage configurations. More than 30 horseshoe development locations have been identified
•Delivered significant operational achievements year-to-date which are expected to lead to sustainable capital efficiencies and recovery of additional resources.4 SilverBow's drilling performance on its first 10 wells on the South Texas acquisition acreage exceeds the prior operator's performance by 30%
MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, said, "Our first quarter results were outstanding and are an indicator of the trajectory of our business. With the successful integration of our South Texas acquisition, we have greater scale, capital flexibility, product diversity and cash flow generation. Consistent with our stated strategy, we are staying disciplined on returns and demonstrating accelerated debt paydown as we march towards our long-term leverage ratio target of less than 1.0x. Strong performance during this quarter supports an increase to our full year 2024 outlook for production and free cash flow."
Mr. Woolverton commented further, "We are clearly demonstrating our recent transaction is highly accretive to the business and accelerates delivery of our stated strategy to create further value for all shareholders."
FIRST QUARTER 2024 FINANCIAL AND OPERATING SUMMARY
For the first quarter of 2024, SilverBow reported a net loss of $16 million, or ($0.61) per share, which includes a net unrealized loss on the value of the Company's derivative contracts of $90 million and advisory fees of approximately $5 million. Non-

GAAP Adjusted EBITDA was $200 million and non-GAAP FCF was $56 million3. Financial results in the period were driven by production results in the upper half of SilverBow's guidance. Average net production increased 80% over the prior year to 91.4 MBoe/d. Oil production averaged 24.5 MBbls/d, up nearly 116% over the comparable period. Production mix for the quarter consisted of 54% natural gas, 27% crude oil and 19% natural gas liquids ("NGLs").
Stated without the impact of hedging, crude oil and natural gas realizations in the quarter were 97% and 88% of West Texas Intermediate (“WTI”) and Henry Hub, respectively. Average realized prices by product were $74.65 per barrel of oil, $1.96 per thousand cubic feet (“Mcf”) of natural gas and $23.15 per barrel of NGLs (30% of WTI benchmark). Please refer to the tables included in this release for complete production volumes and pricing information.
Total production expenses in the quarter, which include lease operating expenses, transportation and processing expenses and production taxes, were $8.14 per barrel of oil equivalent (“Boe”).
Capital investments for the quarter totaled $109 million on an accrual basis.
OPERATIONS UPDATE
SilverBow operated three rigs in the quarter, with operations primarily focusing on the Central Oil, Western Condensate and Eastern Extension areas, and brought online 12 net wells. The Company plans to reduce activity to two rigs in June 2024.
Specific to the South Texas acquisition, SilverBow is currently drilling a 10-well pad developing four stacked zones (Upper and Lower Eagle Ford and Middle and Lower Austin Chalk). The Company's drilling performance on its first 10 wells on the South Texas acquisition acreage exceeds the prior operator's performance by 30%. First production from this pad is expected late in the second quarter of 2024.
In line with SilverBow's strategic goal of building a scaled and durable portfolio, the Company completed a land swap with a third party subsequent to the first quarter; which aided in assembling a contiguous 25,000 gross acre position. The total position has more than 150 prospective liquids-rich locations in La Salle and McMullen counties, Texas. SilverBow targeted this overlooked area with confidence that historical drilling and completion practices undervalued the true potential of the Eagle Ford. SilverBow used its proven operational practices to enhance well productivity and returns. To date, six wells have been drilled on the acreage with estimated rates of return of more than 100%, exceeding SilverBow's initial expectations. The area immediately competes for capital with an additional 10-12 wells planned for the area in 2024. Through its disciplined acquisition and trade strategy, the Company built this impactful inventory position at no incremental cash cost.

In the first quarter, the Company advanced key operational achievements, including highly-successful refracs and drilling of our first horseshoe (U-shaped) well in the Austin Chalk. Both efforts significantly enhanced returns and can be repeated across SilverBow's portfolio.
The first two refracs were each completed for under $4 million. SilverBow estimates that the projects will achieve payout in less than 10 months and have a project rate of return of more than 100%. The Company has identified more than 100 refrac opportunities across its portfolio and is planning for additional refracs this year.
SilverBow recently drilled an 8,900 foot horseshoe (U-shaped) lateral well in Live Oak County. The well, which was recently completed, was designed to optimally develop a complex acreage configuration to enhance project returns, reduce cycle times and capture additional resource. When comparing results of the horseshoe well to two traditional, shorter lateral wells, SilverBow estimates that total drill and complete costs were about 25% lower, and cycle times were improved by about 15%. The successful development approach will be deployed to develop additional targets in the immediate area. The Company has identified more than 30 horseshoe wells that can be drilled on complex, stranded acreage configurations to unlock potential significant value.
2024 OUTLOOK
For the second quarter of 2024, SilverBow expects its production to be 90.8 - 95.4 MBoe/d, with oil volumes of 23.5 - 25.0 MBbls/d. For the full year 2024, the Company increased its production guidance to 90.0 - 97.3 MBoe/d. Based on the revised guidance, SilverBow's full year 2024 oil/liquids volumes are expected to comprise 48% of the Company's total production. Consistent with SilverBow's returns driven strategy, the Company's volume guidance assumes full ethane recovery in the NGL production stream for the remainder of 2024.
SilverBow increased its estimate for full year 2024 free cash flow to $175 - $200 million with estimated full year 2024 capital investments unchanged at $470 - $510 million. Additional detail on the Company's outlook can be found in the table included in this release.
RISK MANAGEMENT
SilverBow has a proven track record of effectively managing commodity price risks through the use of derivatives. As of April 26, 2024, the Company had 63% of total production hedged for the remainder of 2024, using the midpoint of guidance; 75% of natural gas production hedged at an average price of $3.78 per million British thermal units; 67% of oil hedged at an average price of $74.87 per barrel and 28% of NGLs hedged at an average price of $25.92 per barrel. The hedged amounts are inclusive of both swaps and collars with the average price factoring in the floor price of the collars. Refer to the corporate presentation posted on SilverBow's website today for a detailed summary of the Company's derivative contracts.
CAPITAL STRUCTURE AND LIQUIDITY
As of March 31, 2024, SilverBow had approximately $605 million of liquidity, consisting of $1 million of cash and $604 million of availability under its senior secured revolving credit facility (“Credit Facility”). As of April 30, 2024, the Company had $627 million of undrawn capacity under the Credit Facility and $3 million of cash resulting in $630 million of liquidity. This represents $178 million of debt reduction in the five months since closing the South Texas acquisition; debt reduction remains the primary use of FCF in the near-term.
As of March 31, 2024, SilverBow reported total debt of $1.1 billion and non-GAAP Adjusted EBITDA for Leverage Ratio of $814 million3, which, in accordance with the leverage ratio calculation in its Credit Facility, includes pro forma contributions from acquired assets prior to their closing dates totaling $189 million. As of March 31, 2024, the Company had a leverage ratio of 1.35x2. SilverBow expects to exit the year at a leverage ratio of approximately 1.25x which is inclusive of the $50 million deferred payment associated with the South Texas acquisition. Assuming current strip prices, the Company expects to reach its goal of less than 1.0x in 2025. As of April 26, 2024, SilverBow had 25.5 million total common shares outstanding.
CONFERENCE CALL DETAILS
SilverBow plans to host a conference call for investors at 9 a.m. CT (10 a.m. ET) on Thursday May 2, 2023. Investors and participants can listen to the call by dialing 1-800-715-9871 (U.S.) or 1-646-307-1963 (International) and requesting SilverBow Resource's First Quarter 2024 Earnings Conference Call (Conference ID: 5582880) or by visiting the Company's website. A simultaneous webcast of the call may be found at www.sbow.com/investor-relations/Investor-Relations-Events-Presentations/event-calendar/default.aspx. The webcast will be archived for replay on the Company's website for 14 days.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford and Austin Chalk in South Texas. With more than 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high-quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on our website is not part of this release.

FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this press release, including those regarding our strategy, the benefits of the acquisitions, future operations, guidance and outlook, financial position, well expectations and drilling plans, estimated production levels, expected oil and natural gas pricing, long-term inventory estimates, estimated oil and natural gas reserves or the present value thereof, reserve increases, service costs, impact of inflation, future free cash flow and expected leverage ratio, value and development of locations, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this report, the words “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “budgeted,” “guidance,” “expect,” “may,” “continue,” “potential,” “plan,” “project,” "positioned," "should" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties: further actions by the members of the Organization of the Petroleum Exporting Countries, Russia and other allied producing countries with respect to oil production levels and announcements of potential changes in such levels; risk related to recently completed acquisitions and integrations of these acquisitions; volatility in natural gas, oil and NGL prices; ability to obtain permits and government approvals; our borrowing capacity, future covenant compliance, cash flow and liquidity, including our ability to satisfy our short- or long-term liquidity needs; asset disposition efforts or the timing or outcome thereof; ongoing and prospective joint ventures, their structures and substance, and the likelihood of their finalization or the timing thereof; the amount, nature and timing of capital expenditures, including future development costs; timing, cost and amount of future production of oil and natural gas; availability of drilling and production equipment or availability of oil field labor; availability, cost and terms of capital; timing and successful drilling and completion of wells; availability and cost for transportation and storage capacity of oil and natural gas; costs of exploiting and developing our properties and conducting other operations; competition in the oil and natural gas industry; general economic and political conditions, including inflationary pressures, further increases in interest rates, a general economic slowdown or recession, instability in financial institutions, political tensions and war (including future developments in the ongoing conflicts in Ukraine and the Middle East); the severity and duration of world health events, including health crises and pandemics, and related economic repercussions, including disruptions in the oil and gas industry, supply chain disruptions, and operational challenges;

opportunities to monetize assets; our ability to execute on strategic initiatives, including acquisitions; effectiveness of our risk management activities, including hedging strategy; counterparty and credit market risk; pending legal and environmental matters, including potential impacts on our business related to climate change and related regulations; the impact of shareholder activism and any changes in composition of the Company's board of directors; actions by third parties, including customers, service providers and shareholders; current and future governmental regulation and taxation of the oil and natural gas industry; including changes in connection with U.S. elections in 2024; developments in world oil and natural gas markets and in oil and natural gas-producing countries; uncertainty regarding our future operating results; and other risks and uncertainties discussed in the Company’s reports filed with the SEC, including its annual report on Form 10-K for the year ended December 31, 2023, and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.
All forward-looking statements speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. The Company’s capital budget, operating plan, service cost outlook and development plans are subject to change at any time. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.
(Footnotes)
1 As of April 30, 2024, the Company had $573 million of outstanding borrowings under its Credit Facility.
2 Leverage ratio is defined as total long-term debt, before unamortized discounts, divided by Adjusted EBITDA for Leverage Ratio (a non-GAAP measure defined and reconciled in the tables included in this release) for the trailing twelve-month period.
3 Adjusted EBITDA, Adjusted EBITDA for Leverage Ratio and FCF are non-GAAP measures defined and reconciled in the tables included in this release.
4 See details in the Company's corporate presentation posted on its website regarding reinvigorating existing wells, drilling horseshoe (U-shaped) wells to optimize development and further drilling enhancements on its South Texas acquisition.

(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets(Unaudited)                                 SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

	March 31, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$1,446	$969
Accounts receivable, net	125,459	138,343
Fair value of commodity derivatives	89,535	116,549
Other current assets	5,652	5,590
Total Current Assets	222,092	261,451
Property and Equipment:
Property and equipment, full cost method, including $30,899 and $28,375, respectively, of unproved property costs not being amortized at the end of each period	3,709,469	3,597,160
Less – Accumulated depreciation, depletion, amortization & impairment	(1,315,364)	(1,223,241)
Property and Equipment, Net	2,394,105	2,373,919
Right of use assets	20,658	12,888
Fair value of long-term commodity derivatives	29,432	55,114
Other long-term assets	28,876	31,090
Total Assets	$2,695,163	$2,734,462
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$143,684	$98,816
Deferred acquisition liability	50,000	50,000
Fair value of commodity derivatives	26,333	5,509
Accrued capital costs	42,114	31,900
Current portion of long-term debt	37,500	28,125
Accrued interest	8,325	9,668
Current lease liability	7,765	4,001
Undistributed oil and gas revenues	37,754	20,425
Total Current Liabilities	353,475	248,444
Long-term debt, net of current portion	1,039,469	1,173,766
Non-current lease liability	12,955	8,899
Deferred tax liabilities	94,077	99,227
Asset retirement obligations	11,913	11,584
Fair value of long-term commodity derivatives	8,110	2,504
Other long-term liabilities	—	710
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 26,027,103 and 25,914,956 shares issued, respectively, and 25,523,808 and 25,429,610 shares outstanding, respectively	260	259
Additional paid-in capital	681,099	679,202
Treasury stock, held at cost, 503,295 and 485,346 shares, respectively	(11,151)	(10,617)
Retained earnings	504,956	520,484
Total Stockholders’ Equity	1,175,164	1,189,328
Total Liabilities and Stockholders’ Equity	$2,695,163	$2,734,462

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Revenues	$256,680	$139,954

Operating Expenses:
General and administrative, net	8,791	7,664
Depreciation, depletion, and amortization	92,103	43,998
Accretion of asset retirement obligations	316	224
Lease operating expenses	31,825	20,560
Workovers	610	779
Transportation and gas processing	35,199	11,520
Severance and other taxes	16,212	9,385
Total Operating Expenses	185,056	94,130

Operating Income	71,624	45,824

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(56,078)	92,249
Interest expense, net	(36,017)	(16,745)
Other income (expense), net	156	(24)

Income (Loss) Before Income Taxes	(20,315)	121,304

Provision (Benefit) for Income Taxes	(4,787)	26,812

Net Income (Loss)	$(15,528)	$94,492

Per Share Amounts:

Basic Earnings (Loss) Per Share	$(0.61)	$4.21

Diluted Earnings (Loss) Per Share	$(0.61)	$4.17

Weighted-Average Shares Outstanding - Basic	25,445	22,440

Weighted-Average Shares Outstanding - Diluted	25,445	22,634

Condensed Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands)

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Cash Flows from Operating Activities:
Net income (loss)	$(15,528)	$94,492
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	92,103	43,998
Accretion of asset retirement obligations	316	224
Deferred income taxes	(5,150)	26,612
Share-based compensation	1,830	1,124
(Gain) Loss on derivatives, net	56,078	(92,249)
Cash settlement (paid) received on derivatives	38,371	18,699
Settlements of asset retirement obligations	(2)	(3)
Other, net	3,362	756
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable and other current assets	(5,374)	30,687
Increase (decrease) in accounts payable and accrued liabilities	24,557	(24,504)
Increase (decrease) in income taxes payable	465	300
Increase (decrease) in accrued interest	(1,343)	(441)
Net Cash Provided by (Used in) Operating Activities	189,685	99,695
Cash Flows from Investing Activities:
Additions to property and equipment	(80,225)	(111,285)
Acquisition of oil and gas properties, net of purchase price adjustments	11,821	(1,090)
Proceeds from the sale of property and equipment	5,730	—
Net Cash Provided by (Used in) Investing Activities	(62,674)	(112,375)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	128,000	121,000
Payments of bank borrowings	(254,000)	(104,000)
Purchase of treasury shares	(534)	(2,945)
Net Cash Provided by (Used in) Financing Activities	(126,534)	14,055

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	477	1,375
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	8,729	792
Cash, Cash Equivalents and Restricted Cash at End of Period	$9,206	$2,167
Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest	$34,072	$16,434
Non-cash Investing and Financing Activities:
Changes in capital accounts payable and capital accruals	$29,194	$(3,097)
See accompanying Notes to Condensed Consolidated Financial Statements.

Definition of Non-GAAP Measures as Calculated by the Company (Unaudited)
The following non-GAAP measures are presented in addition to financial statements as SilverBow believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and useful in comparing upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company's financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA: The Company presents Adjusted EBITDA attributable to common stockholders in addition to reported net income (loss) in accordance with GAAP. Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. Adjusted EBITDA excludes certain items that SilverBow believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is used by the Company's management and by external users of SilverBow's financial statements, such as investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess SilverBow's ability to incur and service debt and fund capital expenditures. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA is important as it is considered among the financial covenants under the Company's First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the “Credit Agreement”), a material source of liquidity for SilverBow. Please reference the Company's 2023 Form 10-K for discussion of the Credit Agreement and its covenants.

Adjusted EBITDA for Leverage Ratio: In accordance with the Leverage Ratio calculation for SilverBow's Credit Facility, the Company makes certain adjustments to its calculation of Adjusted EBITDA. Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA plus (less) pro forma EBITDA contributions related to closed acquisitions. The Company believes that Adjusted EBITDA for Leverage Ratio is useful to investors because it reflects the last twelve months EBITDA used by the administrative agent for SilverBow's Credit Facility in the calculation of its leverage ratio covenant.

Cash General and Administrative Expenses: Cash G&A expenses is a non-GAAP measure calculated as net general and administrative costs less share-based compensation. The Company believes that cash G&A is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, SilverBow believes cash G&A expenses are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation which can vary substantially from company to company. Cash G&A expenses should not be considered as an alternative to, or more meaningful than, total G&A expenses. From time to time the Company provides forward-looking cash G&A estimates or targets; however, SilverBow is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

Free Cash Flow: Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) cash interest expense and bank fees, capital expenditures and current income tax (expense) benefit. The Company believes that free cash flow is useful to investors and analysts because it assists in evaluating SilverBow's operating performance, and the valuation, comparison, rating and investment recommendations of companies within the oil and gas industry. SilverBow uses this information as one of the bases for comparing its operating performance with other companies within the oil and gas industry. Free cash flow should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. From time to time the Company provides forward-looking free cash flow estimates or targets; however, SilverBow is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

Total Debt to Adjusted EBITDA (Leverage Ratio): Leverage Ratio is calculated as total debt, defined as long-term debt excluding unamortized discount and debt issuance costs, divided by Adjusted EBITDA for the most recent twelve-month period.

Calculation of Adjusted EBITDA and Free Cash Flow (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)
The below tables provide the calculation of Adjusted EBITDA and Free Cash Flow for the following periods (in thousands).

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Net Income (Loss)	$(15,528)	$94,492
Plus:
Depreciation, depletion and amortization	92,103	43,998
Accretion of asset retirement obligations	316	224
Interest expense	36,017	16,745
Loss (gain) on commodity derivatives, net	56,078	(92,249)
Derivative cash settlements collected/(paid) (1)	34,057	19,868
Income tax expense/(benefit)	(4,787)	26,812
Share-based compensation expense	1,829	1,124
Adjusted EBITDA	$200,085	$111,014
Plus:
Cash interest expense and bank fees, net	(34,073)	(16,434)
Capital expenditures(2)	(109,491)	(108,033)
Current income tax (expense)/benefit	(363)	(200)
Free Cash Flow	$56,158	$(13,653)
(1) Amounts relate to settled contracts covering the production months during the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.

	Last Twelve Months Ended March 31, 2024	Last Twelve Months Ended March 31, 2023
Net Income (Loss)	$187,698	$499,183
Plus:
Depreciation, depletion and amortization	267,220	156,826
Accretion of asset retirement obligations	1,077	660
Interest expense	99,391	52,136
Loss (gain) on commodity derivatives, net	(92,982)	(158,607)
Derivative cash settlements collected/(paid) (1)	104,584	(164,348)
Income tax expense/(benefit)	52,013	39,166
Share-based compensation expense	6,231	5,164
Adjusted EBITDA	$625,232	$430,180
Plus:
Cash interest expense and bank fees, net	(88,492)	(54,656)
Capital expenditures(2)	(410,048)	(395,179)
Current income tax (expense)/benefit	(690)	(25)
Free Cash Flow	$126,002	$(19,680)

Adjusted EBITDA	$625,232	$430,180
Pro forma contribution from closed acquisitions	189,033	119,109
Adjusted EBITDA for Leverage Ratio (3)	$814,265	$549,289
(1) Amounts relate to settled contracts covering the production months during the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.
(3) Adjusted EBITDA for Leverage Ratio, which is calculated in accordance with SilverBow's Credit Facility, includes pro forma EBITDA contributions reflecting the results of acquired assets' operations for referenced time periods preceding the acquired assets' close date. Leverage Ratio is calculated as total debt, defined as Credit Facility borrowings plus Second Lien notes, divided by Adjusted EBITDA for Leverage Ratio for the most recently completed twelve-month period. The below table provides the calculation for Leverage Ratio for the following periods:

	March 31, 2024	March 31, 2023
Credit Facility Borrowings due 2026	$596,000	$559,000
Second Lien Notes due 2026	500,000	150,000
Total debt	$1,096,000	$709,000
Adjusted EBITDA for Leverage Ratio	814,265	549,289
Leverage Ratio	1.35x	1.29x

Calculation of Adjusted Earnings Per Share (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)
The below tables provide the calculation of Adjusted Earnings Per Share for the following periods (all amounts except Adjusted Net Income Per Share in thousands).

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Net Income / (Loss)	$(15,528)	$94,492
Plus:
Unrealized Loss / (Gain) on Commodity Derivatives, net(1)	90,135	(72,381)
Tax Impact of Adjustments	(21,239)	15,998
Adjusted Net Income	53,368	38,109

Weighted average Shares Outstanding - Diluted (MM)	25.5	22.6
Adjusted Net Income per Share (Adjusted EPS)	$2.09	$1.69

Income Tax Expense / (Benefit)	(4,787)	26,812
Income (Loss) Before Income Taxes	$(20,315)	$121,304
Effective Tax Rate	24%	22%

	Last Twelve Months Ended March 31, 2024	Last Twelve Months Ended March 31, 2023
Net Income / (Loss)	$187,698	$499,183
Plus:
Unrealized Loss / (Gain) on Commodity Derivatives, net(1)	11,602	(322,955)
Tax Impact of Adjustments	(2,517)	23,496
Adjusted Net Income	196,783	199,724

Weighted average Shares Outstanding - Diluted (MM)	25.5	22.6
Adjusted Net Income per Share (Adjusted EPS)	$7.71	$8.83

Income Tax Expense / (Benefit)	52,013	39,166
Income (Loss) Before Income Taxes	$239,711	$538,349
Effective Tax Rate	22%	7%

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiary

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Production volumes:
Oil (MBbl)	2,233	1,023
Natural gas (MMcf) (1)	27,093	17,974
Natural gas liquids (MBbl)	1,565	539
Total (MBoe)	8,313	4,558

Oil, natural gas and natural gas liquids sales (in thousands):
Oil	$166,704	$74,655
Natural gas	53,123	52,922
Natural gas liquids	36,218	12,377
Total	$256,045	$139,954

Average realized price before impact of cash-settled derivatives:
Oil (per Bbl)	$74.65	$73.01
Natural gas (per Mcf)	1.96	2.94
Natural gas liquids (per Bbl)	23.15	22.95
Average per Boe	$30.80	$30.71

Price impact of cash-settled derivatives:
Oil (per Bbl)	$(0.70)	$0.92
Natural gas (per Mcf)	1.31	0.94
Natural gas liquids (per Bbl)	0.16	3.61
Average per Boe	$4.10	$4.36

Average realized price including impact of cash-settled derivatives:
Oil (per Bbl)	$73.95	$73.93
Natural gas (per Mcf)	3.27	3.89
Natural gas liquids (per Bbl)	23.31	26.56
Average per Boe	$34.90	$35.07

(1) Natural gas is converted at the rate of six Mcfe to one barrel. Mcf refers to one thousand cubic feet, and MMcf refers to one million cubic feet. Bbl refers to one barrel of oil, and MBbl refers to one thousand barrels.

Second Quarter 2024 & Full Year 2024 Guidance

Guidance
	2Q 2024	FY 2024
Production Volumes:
Oil (MBbls/d)	23.5 - 25.0	24.5 - 26.5
Natural Gas (MMcf/d)	290 - 305	285 - 305
NGLs (MBbls/d)	19.0 - 19.6	18.0 - 20.0
Total Reported Production (MBoe/d)	90.8 - 95.4	90.0 - 97.3
% Oil/Liquids	47%	48%

Product Pricing:
Crude Oil NYMEX Differential ($/Bbl)	($5.00) - ($2.00)	N/A
Natural Gas NYMEX Differential ($/Mcf)	($0.40) - $0.00	N/A
Natural Gas Liquids (% of WTI)	24% - 28%	N/A

Operating Costs & Expenses:
Lease Operating Expenses ($/Boe)	$3.90 - $4.30	$3.90 - $4.10
Transportation & Processing ($/Boe)	$4.15 - $4.55	$4.25 - $4.75
Production Taxes (% of Revenue)	6.0% - 7.0%	6.0% - 7.0%
Cash G&A, net ($MM)	$7.0 - $8.0	$24.0 - $25.0
A forward-looking estimate of net G&A expenses is not provided with the forward-looking estimate of cash G&A (a non-GAAP measure) because the items necessary to estimate net G&A expenses are not accessible or estimable at this time without unreasonable efforts. Such items could have a significant impact on net G&A expenses.